Exhibit 10.1

                              CONSULTING AGREEMENT:

     This Agreement is entered on July 20, 2004 between Swingbridge Capital LLC. Together with Brian F. Klanica (the "Consultant"), of 908 South Meriden Road, Cheshire, CT 06410 and Airtrax Inc. (the "Company") of 870B Central Avenue, Hammonton, New Jersey 08037.

                                   WITNESSETH:

     WHERAS, the Company desires to extend the Consulting Agreement between the Consultant and the Company dated April 10th, 2003 and retain the services of the Consultant and the Consultant desires to provide services to the Company upon the following terms and conditions.

                                 NOW THEREFORE:

     Consulting Services. The Consultant agrees to have Brian F. Klanica, a Managing Director of Swingbridge Capital LLC, personally provide the consulting services to the Company during the term of this agreement. The Company understands that the Consultant and Brian F. Klanica may be engaged in other business and consulting activities during the term of this agreement. The Consultant will provide business acquisition and development strategy, and assist in acquisition due diligence. Also, the Consultant will provide financial advisory services, which would be consistent of the duties of a Chief Financial Officer.

     Term. The Term of this Agreement shall commence as of the date of signing of this Agreement and shall continue through January 20th, 2005, unless sooner terminated as provided herein. This agreement can be terminated by either party upon 30 days' prior written notice; provided, however, that no such termination shall affect the indemnification, contribution and confidentiality obligations of the Company, and the right of the Consultant to receive any fees accrued prior to such termination.

     Consideration. The Company acknowledges that the Consultant has provided significant business strategies, identified acquisition targets and strategic partners, and assisted in deal structuring. For these efforts, and for the inducement of the execution of this Agreement, the Company will issue to Consultant in the name of Brian F. Klanica a non-refundable fee of 40,000 shares of the Company's common stock, which will be registered under Form S-8. The parties acknowledge that Consultant has not and will not provide any capital raising services related to issuance of the above-mentioned shares of common stock.

     Indemnification. The Company agrees to indemnify Swingbridge Capital LLC, and Brian F. Klanica in accordance with the indemnification schedule previously signed by the Company. Also, the Company agrees to include the Consultant on its Directors and Officers insurance policies.

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     Miscellaneous.  No provision of this Agreement may be amended,  modified or waived, except in writing signed by both parties. Either party without the written consent of both parties shall not assign this Agreement. This Agreement may be executed in counterparts. This Agreement shall be enforced in accordance with the laws of the State of New Jersey.

     IN WITNESS WHEROF, the parties have executed this Agreement on the date first above written.

                                            Airtrax, Inc.
                                            By:  /s/ Peter Amico
                                            --------------------------------
                                            Name: Peter Amico
                                            Title:
                                            -----------------------------


                                  Swingbridge Capital LLC.      Brian F. Klanica
                                  By: /s Brian F. Klanica   /s/ Brian F. Klanica
                                      -------------------   --------------------
                                 Name: Brian F. Klanica
                                Title: Managing Member

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